UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): September 16, 2010

Balchem Corporation
(Exact name of registrant as specified in its charter)

Maryland	1-13648	13-257-8432
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

New Hampton, NY 10958
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (845) 326-5600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐        Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐         Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐         Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐         Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(d)           On September 16, 2010, the Board of Directors (the “Board”) of Balchem Corporation (the “Company”) appointed Paul D. Coombs, as a director to fill the vacancy resulting from the previously-reported resignation of Kenneth P. Mitchell.  Mr. Coombs fills Mr. Mitchell’s Class 2 director seat, with a term expiring at the Company’s 2012 annual meeting of the stockholders.  Mr. Coombs will also serve on the Corporate Governance & Nominating and Audit Committees of the Board.  Mr. Coombs retired from Tetra Technologies, Inc. (NYSE) (“Tetra”), a provider of oil and gas services, in 2007.  Prior to his retirement, Mr. Coombs held the following positions at Tetra, Executive Vice President of Strategic Initiatives (April 2005 until June 2007) and Executive Vice President and Chief Operating Officer (May 2001 to April 2005).  Mr. Coombs remains a director of Tetra and has been a Tetra director since 1994.

Also on September 16, 2010, the Board appointed David B. Fischer to fill the Board seat created in Item 5.03 below. Mr. Fischer serves as a Class 3 director of the Company, with a term expiring at the Company’s annual meeting of the stockholders in 2011.  Mr. Fischer will also serve on the Compensation and Audit Committees of the Board.  Mr. Fischer is the President and Chief Operating Officer of Greif, Inc. (NYSE), a supplier of industrial packing systems and has been in this position since 2007. From 2004 to 2007, Mr. Fischer served as Greif’s Senior Vice President and Divisional President, Industrial Packaging & Services - Americas. Greif is a supplier to the Company.  Last year, the Company made purchases from Greif in the amount of $327,710.  Greif’s 2009 fiscal year total revenue was $2.8 billion.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

(a)           Amendment to Bylaws:

On September 16, 2010, Article III, Section 2 of the Company’s Bylaws was amended to increase the number of directors from six to seven.  A copy of Balchem’s By-laws, as amended effective September 16, 2010, is filed with this report as Exhibit 3.2.

Item 9.01 Financial Statements and Exhibits.

(c)	Exhibits

Exhibit Number	Description

3.2	By-Laws of Balchem Corporation

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BALCHEM CORPORATION

By:/s/ Dino A. Rossi
Dino A. Rossi, President,
Chief Executive Officer

Dated: September 21, 2010

Exhibit Index

Exhibit Number	Description

3.2	By-Laws of Balchem Corporation